Exhibit 99.3

Consent of Evercore Group L.L.C.

November 12, 2025
Huntington Bancshares Incorporated
41 South High Street
Columbus, OH 43287

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 26, 2025, to the Board of Directors of Huntington Bancshares Incorporated (“Huntington”), as Annex B to, and reference thereto under the captions “Summary- Opinion of Huntington’s Financial Advisor ”, “The Merger- Background of the Merger”, “The Merger- Huntington’s Reasons for the Merger; Recommendation of Huntington’s Board of Directors”, “The Merger- Opinion of Huntington’s Financial Advisor” and “The Merger- Certain Unaudited Prospective Financial Information” in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Cadence Bank (“Cadence”) with the U.S. Securities and Exchange Commission (the “SEC”) on November 12, 2025 (the “Registration Statement”), and relating to the proposed merger involving Huntington and Cadence. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:

Eric Neveux
Senior Managing Director